                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant   [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14(a)-11(c) or Section
     240.14a-12

--------------------------------------------------------------------------------

                            PRIMA ENERGY CORPORATION
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------


Payment of Filing Fee (Check the appropriate box):

[X]  No Fee Required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total Fee Paid:

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[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by the Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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

                            PRIMA ENERGY CORPORATION

                            1801 BROADWAY, SUITE 500
                             DENVER, COLORADO 80202
                                 (303) 297-2100

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 18, 2000

         Notice is hereby given that the Annual Meeting of Stockholders of Prima Energy Corporation, a Delaware corporation, will be convened at 3:30 p.m., Mountain Daylight Time, on Thursday, May 18, 2000, in the Hershner Room, Norwest Bank Colorado, N.A., 1740 Broadway, Denver, Colorado, for the following purposes:

         1. To elect two directors, as the Class III directors, for the term expiring in 2003 or until their successors shall be elected and qualified;

         2. To consider and vote upon a proposal to amend Article V of the Certificate of Incorporation to increase the number of authorized shares of common stock from 12 million shares to 18 million shares;

         3. To ratify the selection of Deloitte & Touche LLP to serve as independent auditors of Prima Energy Corporation, for fiscal 2000; and

         4. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

         Only stockholders of record at the close of business on April 7, 2000, are entitled to notice of and to vote at the Meeting.

         Stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting in person, please indicate your voting instructions on the enclosed proxy, date and sign it, and return it promptly in the enclosed envelope. In the event you do attend the meeting in person, you may withdraw your proxy and vote in person. Your vote is important.



                                             BY ORDER OF THE BOARD OF DIRECTORS




                                             SANDRA J. IRLANDO
                                             Secretary


Denver, Colorado
April 20, 2000

                                 PROXY STATEMENT

                            PRIMA ENERGY CORPORATION
                            1801 BROADWAY, SUITE 500
                             DENVER, COLORADO 80202
                                 (303) 297-2100

                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 18, 2000


                                     GENERAL

         This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Prima Energy Corporation (hereinafter "the Company" or "Prima"), Suite 500, 1801 Broadway, Denver, Colorado 80202, to be used at the Annual Meeting of Stockholders (the "Meeting") to be held in the Hershner Room, Norwest Bank Colorado, N.A., 1740 Broadway, Denver, Colorado, on Thursday, May 18, 2000, at 3:30 p.m., for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed Proxy Card were sent to stockholders on or about April 20, 2000.

         All expenses for soliciting Proxies, including clerical work, printing and postage, will be paid by the Company. The Company will reimburse brokers and other persons holding stock in their names, or in the name of nominees, for their expenses in sending Proxy materials to principals and obtaining their Proxies. In addition to solicitations by mail, officers, directors and employees of the Company may solicit Proxies by telephone or by personal interviews. Such persons will receive no additional compensation for such services.

         Shares represented by a properly executed Proxy will be voted at the Meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions. If no instructions are given, the stockholder's shares will be voted as recommended by the Board of Directors. A Proxy may be revoked at any time by a stockholder before it is exercised by giving written notice to the Secretary of the Company or by signing and delivering a Proxy which is dated later, or if the stockholder attends the Meeting in person, by either notice of revocation to the inspectors of election at the Meeting or by voting at the Meeting.


                                QUORUM AND VOTING

         Only stockholders of record at the close of business on April 7, 2000, will be entitled to vote at the Meeting. On that date, there were issued and outstanding 8,467,744 shares of the Company's $0.015 par value common stock ("Common Stock"), entitled to one vote per share. In the election of directors, cumulative voting is not allowed. There are no outstanding shares of preferred stock. All Common Stock information in the Proxy Statement has been restated to reflect the three for two Common Stock split distributed on February 24, 2000.

         The only matters that management intends to present at the Meeting are:
(a) the election of two directors as Class III directors for the term expiring in 2003, (b) the proposal to amend Article V of the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 12 million shares to 18 million shares, and (c) the ratification of the selection of Deloitte & Touche LLP to serve as independent auditors of Prima for fiscal 2000. If any other matters or business are properly presented at the Meeting, the proxy holders will vote upon it in accordance with their best judgment.

         A majority of the outstanding Common Stock, present in person or by Proxy and entitled to vote, will constitute a quorum for the transaction of business at the Meeting. Under Delaware law and the Company's Certificate of Incorporation, if a quorum is present at the Meeting, the nominees for election as Class III directors who receive the greatest number of votes cast at the Meeting by the shares present in person or by Proxy and entitled to vote shall be elected as the Class III directors. The affirmative vote by the holders of a majority of the shares of Common Stock outstanding is required to adopt the amendment to Article V of the Certificate of Incorporation. The affirmative vote by the holders of a majority of the shares of Common Stock present in person or by Proxy at the Meeting and entitled to vote on the subject matter is required to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for fiscal 2000. In the election of the Class III directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. Abstention from voting on Proposals 2 or 3 on the Proxy Card or on any other matter presented at the Meeting will have the practical effect of voting against any such matter since it is one less vote for approval, while broker nonvotes on any such matter will not be considered "shares present" for voting purposes. At the 1998 and 1999 Annual Meeting of Stockholders, approximately 76% and 89% respectively of the then outstanding shares of the Company's Common Stock were present in person or by Proxy.

BENEFICIAL OWNERSHIP OF PRIMA'S COMMON STOCK

         The following table sets forth, as of March 15, 2000, the beneficial ownership of Prima's Common Stock (i) by each person or group of persons known by the Company to beneficially own more than 5% of the outstanding Common Stock,
(ii) the nominees as Class III director and each of the directors of Prima,
(iii) the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation" below, and (iv) the nominees and all directors and executive officers as a group.

                                                                Amount and Nature
Name and Address                                                  of Beneficial       Percent
of Beneficial Owner                                              Ownership(1)(2)      of Class
-------------------                                             -----------------     --------

Richard H. Lewis ...........................................        1,411,459(3)        16.06%
1801 Broadway, Suite 500
Denver, Colorado 80202

Robert E. Childress ........................................          216,168(4)         2.55
1801 Broadway, Suite 500
Denver, CO 80202

Douglas J. Guion ...........................................          136,107(5)         1.62
P. O. Box 2756
Edwards, Colorado 81632

Catherine B. James .........................................          2,997                  *
475 Fifth Avenue, Suite 1200
New York, New York 10017

John P. Lockridge ..........................................        465,007(5)            5.49
1265 Lisbon Lane
Pebble Beach, California 93953

George L. Seward ...........................................        281,689(6)            3.33
2710 County Rd. No. 39
Yuma, Colorado 80759

Michael J. McGuire .........................................         14,209(7)               *
1801 Broadway, Suite 500
Denver, Colorado 80202

Michael R. Kennedy .........................................         11,219(8)               *
1801 Broadway, Suite 500
Denver, Colorado 80202

Robert G. James ............................................        998,869(9)           11.80
80 Ludlow Drive
Chappaqua, New York 10514

Employee Stock Ownership Trust .............................        383,290               4.53
with Robert E. Childress and
Sandra J. Irlando as Trustees
1801 Broadway, Suite 500
Denver, Colorado 80202

All directors and executive
officers as a group (10 persons) ...........................      2,723,747(10)          30.53

*  Indicates less than 1%

--------------------------

(1) Except as stated in the following notes, each person has sole voting and investment powers associated with the shares stated as beneficially owned by him.

(2) Beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but not deemed outstanding for computing the percentage ownership of any other person.

(3) Includes 322,000 shares purchasable under stock options granted pursuant to the Prima Energy Corporation 1993 Stock Incentive Plan (the "Stock Incentive Plan"), 33,634 shares allocated to Mr. Lewis' account in the Employee Stock Ownership Trust ("ESOT") as a participant in the Employee Stock Ownership Plan ("ESOP") and 150,825 shares owned by the wife and children of Mr. Lewis. Mr. Lewis disclaims beneficial interest of the shares owned by his wife and children.

(4) Includes 3,000 shares purchasable under stock options granted pursuant to the Prima Energy Corporation Non-Employees Directors' Stock Option Plan (the "Stock Option Plan") and 357 unallocated shares held by the ESOT as to which Mr. Childress has shared voting and investment powers by virtue of being a Co-Trustee.

(5) Includes 3,000 shares purchasable under stock options granted pursuant to the Stock Option Plan.

(6) Includes 3,000 shares purchasable under stock options granted pursuant to the Stock Option Plan and 360 shares owned by the wife of Mr. Seward. Mr. Seward disclaims beneficial ownership of the shares owned by his wife.

(7) Includes 10,500 shares purchasable under stock options granted pursuant to the Stock Incentive Plan and 709 shares allocated to Mr. McGuire's account in the ESOT as a participant in the ESOP.

(8) Includes 10,500 shares purchasable under stock options granted pursuant to the Stock Incentive Plan and 569 shares allocated to Mr. Kennedy's account in the ESOT as a participant in the ESOP.

(9) The number of shares and nature of beneficial ownership is based on information contained in Schedule 13D and Form 4 filed with the Securities and Exchange Commission.

(10) Includes 441,000 shares purchasable under stock options granted pursuant to the Stock Incentive Plan, 12,000 shares purchasable under stock options granted pursuant to the Stock Option Plan and 97,590 shares allocated to the ESOT accounts of individuals who are directors or officers of Prima.


                         ELECTION OF CLASS III DIRECTORS
                           (PROPOSAL 1 OF PROXY CARD)

         The Company's Certificate of Incorporation and Bylaws provide that the number of members of the Board of Directors shall be fixed by resolution of the Board. The size of the Board is currently set at five. The Company's Certificate of Incorporation also provides for the classification of the Board of Directors into three classes, as nearly equal in number as possible; each of which classes will serve for three years with one class being elected each year. Currently the number of directors in each of the three classes is one in Class I, two in Class II and two in Class III. The term of the Class III directors expires at the Meeting, the Class I director at the 2001 Annual Meeting of Stockholders and the Class II directors at the 2002 Annual Meeting of Stockholders. The Board of Directors intends to submit two nominees (Richard H. Lewis and Catherine B. James) at the Meeting as the Class III directors.

         The Company has no nominating or similar committee of its Board of Directors; therefore, it is the recommendation of the Board of Directors that the Board for the coming year, and until their successors have been duly elected and qualified, shall consist of a total of five (5) members. Unless authority is withheld, it is intended that the shares represented by your Proxy will be voted for the election of the nominees (Richard H. Lewis and Catherine B. James) as the Class III directors. If these nominees are unable to serve for any reason, your Proxy will be voted for such persons as shall be designated by the Board of Directors to replace such nominees. The Board of Directors has no reason to expect that the nominees will be unable to serve.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR CLASS III DIRECTORS, RICHARD H. LEWIS AND CATHERINE B. JAMES.

         Certain information concerning such nominees, as well as the other current directors, is set forth below:

                                                                     Period of Service
                                              Positions with            as Director         Class of
    Name                           Age          the Company             or Officer          Director
    ----                           ---        --------------         -----------------      --------

Richard H. Lewis .............     50     Chairman of the Board,     Since April 1980       III(1)
                                          Chief Executive Officer,
                                          President, Treasurer

Robert E. Childress ..........     52     Director                   Since October 1988      II(2)

Douglas J. Guion .............     51     Director                   Since October 1988      II(2)

Catherine B. James ...........     47     Nominee for Director       None                   III

John P. Lockridge ............     69     Director                   Since May 1980         III(1)

George L. Seward .............     49     Director                   Since April 1980         I(3)

--------------------------------

(1) Current term expires in 2000
(2) Current term expires in 2002
(3) Current term expires in 2001

         The following includes additional information concerning the Class III nominees for director and each of the director's business experience:

         Mr. Lewis founded Prima in April 1980 and has served as its Chairman of the Board, Chief Executive Officer and Chief Financial Officer since that time. He graduated from the University of Colorado in 1971 with a B.S. degree in Finance and Accounting. From 1971 until 1980, Mr. Lewis was employed as a certified public accountant with Arthur Andersen LLP, an international public accounting firm, serving as an audit manager since 1976. Mr. Lewis serves on the Advisory Council to the School of Business at the University of Colorado and is active in various civic and industry organizations. Mr. Lewis is the Chairman of the Board of Entre Pure Industries, Inc., a privately held company involved in the purified water and ice business.

         Mr. Childress has been a Director of Prima since October 1988. He served as Prima's Executive Vice President from October 1988 to April 1993, at which time he resigned as Executive Vice President to devote more time to volunteer activities. Mr. Childress holds a B.S. degree in Geophysical Engineering from the Colorado School of Mines. He worked for Cities Service Oil Company from 1970 to 1981 in various positions, including Regional Geophysical Manager in Houston and Manager of Planning for Worldwide Operations for the company's Energy Resource Group in Tulsa. Mr. Childress joined Golden Buckeye Petroleum Corporation ("GBPC") in 1981 and served as its President until that company merged with Prima in October 1988.

         Mr. Guion has been a Director of Prima since October 1988. In 1987, Mr. Guion founded Colorado Energy Minerals, Inc., a privately held oil and gas company owned by him and his family. He co-founded GBPC in 1980 and served as its Chairman of the Board until the merger with Prima in 1988. Prior to 1980, Mr. Guion spent 10 years as a co-owner and manager for various geological and geophysical consulting firms and in various other business enterprises, including home building and real estate. Mr. Guion holds a B.S. degree in Geophysical Engineering from the Colorado School of Mines. He is a Registered Professional Engineer, Registered Geophysicist and Certified Petroleum Geologist.

         Ms. James has been a member of the Board of Directors of Enterprise Asset Management, Inc. since December 1997. Since June 1999, she has been working full time managing and overseeing investment opportunities for the privately held investment firm. She has been a director of Strategic Distribution, Inc., a publicly held industrial distribution business, since 1990, where she also served in various management capacities from January 1989 to April 1997. Ms. James served as Executive Vice President and Chief Financial Officer of Fine Host Corporation, a publicly held contract food service company, from April 1997 to September 1998. From January 1989 to April 1997, Ms. James served as a Managing Director of Interlaken Capital, Inc., a private investment firm, where she managed investment opportunities. From 1982 through 1988, she was employed by Morgan Stanley & Co. Incorporated, serving as a Managing Director in the corporate finance area during the last two years of her tenure. She has a B.A. from Carleton College in Northfield, MN and an M.B.A. from Harvard University.

         Mr. Lockridge has been a Director of Prima since May 1980. He has been engaged in oil, gas and mineral exploration activities since graduation from the Colorado School of Mines with a degree in Geological Engineering in 1952. From 1952 to 1968, Mr. Lockridge was employed by Mobil Oil Corporation in various capacities of increasing responsibility, including Rocky Mountain Exploration Manager. From 1968 to 1970, Mr. Lockridge was a Vice President for Koch Exploration Company. Since 1970, Mr. Lockridge has been an independent operator and is the Vice President of Mountain Petroleum Corporation, a privately held oil and gas company. Mr. Lockridge has been involved in many professional industry organizations, including past President of the Rocky Mountain Association of Geologists and past Vice President of the American Association of Petroleum Geologists. He is a recipient of several awards and is an Honorary Member of both the RMAG and the AAPG.

         Mr. Seward has been a Director of Prima since April 1980. He served as Corporate Secretary from 1980 until 1988. He has been engaged in the farming and ranching business since his graduation from Colorado State University with a B.A. degree in 1972. Since 1975, Mr. Seward has owned and operated Seward Land and Cattle Company, a privately held company, as its majority stockholder and President.

         Fine Host Corporation, of which Ms. James was Executive Vice President and Chief Financial Officer from April 1997 to September 1998, filed a Chapter 11 petition for reorganization under federal bankruptcy laws in January 1999.

OTHER EXECUTIVE OFFICERS

         The following paragraphs set forth certain information concerning executive officers who are not also directors of the Company:

         Michael J. McGuire, age 49, was named Executive Vice President of Exploration in July 1998. He was with Cities Service Oil Company, Exploration and Production Research, from 1973 to 1978 where he worked on exploration projects worldwide. In 1978, he joined Amoco Production Company, where he managed exploration and development projects throughout the Rocky Mountain states and in Africa. From 1986 to 1998 he operated McGuire Geological Consulting, LLC. Mr. McGuire received a B.S. degree in Geology from the University of Nebraska in 1972 and an M.S. degree in Geology from Oklahoma State University in 1975. He has been involved in many professional industry organizations. Mr. McGuire has served as an Associate Editor of the American Association of Petroleum Geologists. He has also served on the Board of Directors for the Potential Gas Committee and has served as Chairman of the Coalbed Methane Committee and Vice President of the Western Region. He is a Certified Petroleum Geologist. Mr. McGuire is currently a member of the Board of Directors for White Crown Federal Credit Union, Denver.

         Michael R. Kennedy, age 39, has been Executive Vice President for Corporate Development since July 1998. Prior to joining Prima, Mr. Kennedy was employed by Ensign Oil & Gas, Inc. from January 1995 to July 1998 in various capacities, including Vice President - Asset Development and Corporate Planning. His experience includes serving as General Manager for Martin Exploration from 1992 to 1994, as well as investment banking with San Diego Securities and various engineering capacities with Sun Exploration & Production Company. Mr. Kennedy received a B.S. degree in Petroleum Engineering from Colorado School of Mines, an M.S. degree in Petroleum Engineering from USC, an MBA from Pepperdine University and completed doctoral studies (ABD) in Applied Mineral Economics from Colorado School of Mines.

         John H. Carpenter, age 44, has been Vice President of Marketing since April 1994. Mr. Carpenter has 19 years experience in the oil and gas industry, primarily in the marketing, sales and trading of natural gas. Prior to joining Prima, Mr. Carpenter was the Vice President of Barrett Fuels Corporation, a natural gas trading subsidiary of Barrett Resources Corporation, for four years. He also assisted in the initiation of natural gas trading activities for the Public Service Company of Colorado in its wholly owned subsidiary, Fuel Resources Development Co., where he worked for eight years and was its Manager of Marketing. He received B.A. in Journalism and Master of Science in Administration degrees from the University of Denver.

         Sandra J. Irlando, age 48, has been Vice President of Accounting since June 1993 and Corporate Secretary since June 1994. Ms. Irlando has been Controller of Prima since 1988. She joined GBPC in 1985 as Tax Manager and became its Controller in 1987. Prior to joining GBPC, Ms. Irlando worked as a certified public accountant. She received a Bachelor of Science in Business Administration degree in Accounting from the University of Denver.

         G. Walter Lunsford, age 48, has been Vice President of Land since June 1993. He served as Secretary from October 1988 to June 1994 and was Land Manager of Prima from October 1988 to June 1993. He served as Secretary and Land Manager for GBPC from 1982 until 1988. Mr. Lunsford received a B.S. degree from Indiana University and is a Registered Professional Landman and member of the American Association of Professional Landmen.

         The officers of the Company hold office until their successors are appointed by the Board of Directors. All officers of the Company are employed on a full time basis. There are no other arrangements or understandings between any of the directors or officers and any other person pursuant to which he or she was or is to be selected as a director, nominee or officer.

         No family relationship exists between the nominees for Class III director or any of the directors and executive officers of the Company with the exception of Mr. Lunsford, who is the brother-in-law of Mr. Guion. In addition, neither the nominees for Class III director nor any of the directors is a director of any company with a class of securities registered pursuant to
Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act, with the exception of Ms. James, who is a director of Strategic Distribution, Inc.

BOARD AND COMMITTEE MEETINGS

         The Board of Directors held seven meetings during the year ended December 31, 1999. Each director attended at least 75 percent of the aggregate of the total number of meetings of the Board of Directors and the meetings of the Committees described below of which each respective director is a member.

         The audit committee of the Board of Directors consists of Messrs. Lockridge and Seward. Its functions include recommending to the Board of Directors the independent auditors to be employed, discussing the scope of the independent auditors' examinations, reviewing the financial statements and independent auditors' report, soliciting recommendations from the independent auditors regarding internal controls and other matters, establishing guidelines for the Board of Directors review of related party transactions for potential conflicts of interest, making recommendations to the Board of Directors and other related tasks as requested by the Board of Directors. During the year ended December 31, 1999, the committee met formally one time.

         The compensation committee of the Board of Directors consists of Messrs. Childress, Guion, Lockridge and Seward. The committee has the authority to establish policies concerning compensation and employee benefits for all employees of the Company. The committee reviews and makes recommendations concerning the Company's compensation policies and the implementation of those policies and determines compensation and benefits for certain executive officers. During the year ended December 31, 1999, the committee met formally two times.

         At present, the Company has no nominating, executive or similar committees.

DIRECTOR COMPENSATION

         Non-employee directors receive an annual retainer, payable quarterly, of $10,000. In addition, non-employee directors receive $1,000 per Board meeting attended. This excludes meetings of committees and telephone meetings. Directors and members of committees of the Board of Directors who are employees of the Company, or its affiliates, are not compensated for their Board activities. Each non-employee director received $17,000 in director's fees during 1999.

         The Company has a Non-Employee Directors' Stock Option Plan. The Plan provides for each non-employee director to receive options to purchase 15,000 shares of Prima Common Stock on the effective date of the Plan, or if later, upon election or appointment to the Board of Directors. On each subsequent anniversary date, each non-employee director receives an additional stock option to purchase 3,750 shares of Common Stock. The exercise price is the fair market value on the date of grant. The options expire in ten years if not exercised, and vest 20% per year over five years. Each non-employee director was granted stock options to purchase 15,000 shares of the Company's Common Stock effective September 18, 1998, of which 3,000 are exercisable, at an exercise price of $10.00 per share and 3,750 shares on September 18, 1999, of which none are exercisable, at $14.75 per share.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth certain information regarding compensation paid or accrued during each of the Company's last three fiscal years, to its Chief Executive Officer and the two executive officers whose salary and bonus exceeded $100,000 for the last fiscal year for services in their capacity as such.

                           SUMMARY COMPENSATION TABLE

                                                                              Long-term
                                                  Annual Compensation       Compensation     All Other
   Name and                                      ---------------------      ------------    Compensation
   Principal Position              Year          Salary          Bonus       Options(#)         (2)
   ------------------              ----          ------          -----      ------------    ------------

Richard H. Lewis...............    1999        $  333,336     $  350,000           none     $    8,000
  Chief Executive                  1998           260,004        100,000        100,000          8,000
  Officer, President,              1997           210,000        100,000           none          7,500
  and Treasurer

Michael J. McGuire.............    1999        $  154,000     $   15,000           none     $    7,800
  Executive Vice President         1998(1)         75,000          5,000         35,000           none
  of Exploration                   1997               n/a            n/a            n/a            n/a

Michael R. Kennedy.............    1999        $  125,000     $   10,000           none     $    6,250
  Executive Vice President         1998(1)         59,295              0         35,000           none
  for Corporate Development        1997               n/a            n/a            n/a            n/a

(1) Mr. McGuire and Mr. Kennedy became employees and officers of Prima in July 1998.

(2) Amounts consist of allocations during each of the years under Prima's Employee Stock Ownership Plan ("Plan"). The Plan is qualified under
         Section 401(a) of the Internal Revenue Code of 1986, as amended, and is for the benefit of all eligible employees of the Company. Allocations to participants are made annually as of the last day of the Plan year, September 30, and are allocated among the participants in proportion to their compensation for the Plan year. Contributions to the Plan are payable at a minimum rate of 5% of eligible salaries (consisting of salary, bonus, and, in the case of certain non-officer employees, overtime). Through the Plan year ended September 30, 1993, the Plan provided for contributions to be made quarterly and to be used to purchase Prima Common Stock on the open market. Effective October 1, 1993, the Plan was amended to allow fully vested employees the option to direct the Plan Trustees to diversify a portion of their Plan investments by selling a limited percent of Prima Common Stock each year and investing the proceeds in various investment options. Plan participants become fully vested in the Plan after six years of service to the Company. Mr. Lewis is fully vested in the Plan. Mr. McGuire and Mr. Kennedy are both 10% vested in the Plan.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

         The following table sets forth information concerning each exercise of stock options during the year ended December 31, 1999 by the Company's Chief Executive Officer and the named executive officers and the fiscal year-end value of unexercised options held by each of them.

                         AGGREGATED OPTION/SAR EXERCISES
                        FOR YEAR ENDED DECEMBER 31, 1999
                         AND YEAR-END OPTION/SAR VALUES

                                                                                                     Value of Unexercised
                                                                     Number of Unexercised         In-The-Money Options at
                                     Shares             Value      Options at Year End(#)(2)            Year-End($)(3)
                                   Acquired on        Realized     --------------------------   ------------------------------
           Name                   Exercise(#)(1)       ($)(1)      Exercisable  Unexercisable   Exercisable      Unexercisable
           ----                  ---------------      --------     -----------  -------------   -----------      -------------

Richard H. Lewis .............          0                0          300,000          142,500     $  2,857,700     $    937,138
Michael J. McGuire ...........          0                0           10,500           42,000     $     44,188     $    176,750
Michael R. Kennedy ...........          0                0           10,500           42,000     $     33,688     $    134,750

(1)      No options were exercised during the year ended December 31, 1999.

(2) The total number of unexercised options held as of December 31, 1999, separated between those options that were exercisable and those options that were not exercisable.

(3) For all unexercised options held as of December 31, 1999, the aggregate dollar value of the excess of the market value of the stock underlying the options over the exercise price of those options. On December 31, 1999, the closing sale price of the Common Stock was $16.0417 per share. For Mr. Lewis, the exercise price is $5.89 per share for 180,000 shares, all of which were exercisable, $6.61 per share for 112,500 shares, of which 90,000 were exercisable and $10.00 per share for 150,000 shares, of which 30,000 were exercisable. For Mr. McGuire, the exercise price is $11.83 per share for 52,500 shares, of which 10,500 were exercisable. For Mr. Kennedy, the exercise price is $12.83 per share for 52,500 shares, of which 10,500 were exercisable. The values are shown separately for those options which are exercisable, and those options that were not yet exercisable.

                                PERFORMANCE GRAPH

         The following graph shows the changes over the past five year period in the value of $100 invested in: (1) Prima Energy Corporation Common Stock; (2) the NASDAQ Market Index; and (3) a peer group consisting of all the crude petroleum and natural gas companies with stock trading on the NASDAQ Market within SIC code 1311, consisting of approximately 135 companies. The year end values of each investment are based on share price appreciation and assume that $100 was invested December 31, 1994 and that all dividends are reinvested. Calculations exclude trading commissions and taxes. The comparison in the graph is required by the SEC and, therefore, is not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

                                     [GRAPH]

                                                               As of December 31,
                                   -------------------------------------------------------------------------
                                     1994         1995         1996         1997         1998         1999
                                   --------     --------     --------     --------     --------     --------

Prima Energy Corporation .....     $ 100.00     $ 115.22     $ 198.69     $ 256.51     $ 167.97     $ 318.57
Peer Group Index .............       100.00       109.98       146.24       148.22       118.73       145.03
NASDAQ Market Index ..........       100.00       129.71       161.18       197.16       278.08       490.46


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Childress, Guion, Lockridge and Seward served as members of the Compensation Committee during calendar 1999. None of the committee members were officers or employees of the Company during 1999. No executive officer of the Company serves or served on the compensation committee of another entity during 1999 and no executive officer of the Company serves or served as a director of another entity who has or had an executive officer serving on the Board of Directors of the Company. Messrs. Childress, Guion and Seward have served as officers of the Company at various times prior to 1999. Mr. Guion is the brother-in-law of Mr. Lunsford, Vice President of Land for the Company. See "Certain Relationships and Related Transactions" below for information regarding a transaction in which both the Company and Mr. Lockridge participated.

                          COMPENSATION COMMITTEE REPORT

         Under rules established by the Securities and Exchange Commission, the Company is required to provide certain information regarding the compensation of its Chief Executive Officer and other executive officers whose salary and bonus exceed $100,000 per year. Disclosure requirements include a report explaining the rationale and considerations that lead to fundamental executive compensation decisions. The following report has been prepared to fulfill this requirement.

         The Compensation Committee ("Committee") of the Board of Directors sets and administers the policies that govern the annual compensation and long-term compensation of executive officers of the Company. The Committee consists of Messrs. Childress, Guion, Lockridge and Seward, none of whom is an employee of the Company. The Committee makes all decisions concerning compensation of executive officers who receive salary and bonus in excess of $100,000 annually, determine the total amount of bonuses to be paid annually and grant all awards of stock options under the Company's Stock Incentive Plan. The Committee's policy is to offer executive officers competitive compensation packages that will permit the Company to attract and retain highly qualified individuals and to motivate and reward such individuals on the basis of the Company's performance.

         At present, the executive compensation package consists of base salary, cash bonus awards and long-term incentive opportunities in the form of stock options and an employee stock ownership plan. Executive salaries are reviewed by the Committee on an annual basis and are set for individual executive officers based on subjective evaluations of each individual's performance, the Company's performance and a comparison to salary ranges for executives of other companies in the oil and gas industry with characteristics similar to those of the Company. This allows the Committee to set salaries in a manner that is both competitive and reasonable within the Company's industry.

         Cash bonuses may be awarded on an annual basis for exceptional effort and performance. The use of a specific formula to evaluate management performance is not employed because it is difficult to define an appropriate formula and it restricts the flexibility of the Committee. The Committee considers the achievements of the Company, specifically including earnings for the year, return on stockholders' equity and growth in proved oil and natural gas reserves, in determining appropriate levels for bonus awards. Following a review of the Company's performance after the close of the 1999 fiscal year, in March of 2000 the Committee determined that cash bonuses should be awarded, set a total dollar limit for the bonus pool and awarded cash bonuses to the Company's Chief Executive Officer and the other named executive officers, based upon contribution to the Company's performance during the year.

         Stock options may be granted to key employees, including executive officers of the Company. Such stock based awards continue to be an important element of the executive compensation package because they aid in the objective of aligning the key employees' interests with those of the stockholders by giving key employees a direct stake in the performance of the Company. Decisions concerning the granting of stock options are made on the same basis as decisions concerning base salary and cash bonus awards as discussed above. Options totaling 13,500 were granted in 1999.

         The compensation of the Chief Executive Officer is largely dependent upon the overall performance of the Company as well as a comparison to compensation being paid by other comparable peer companies to their chief executive officers. For the year ended December 31, 1999, the base salary of the Chief Executive Officer of the Company, Richard H. Lewis, increased approximately 28.2 percent to $333,336 from $260,004. A cash bonus award for 1999 of $350,000 will be paid in 2000. No options to purchase Common Stock were granted to Mr. Lewis in 1999.

                    Compensation Committee of the Board of Directors:
                           Robert E. Childress
                           Douglas J. Guion
                           John P. Lockridge
                           George L. Seward

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company is a 6% limited partner in a real estate limited partnership which owns 22 acres of undeveloped land in Phoenix, Arizona. The land was acquired in 1987 and is held by the partnership for investment and capital appreciation. The Company has invested $256,668 in the partnership from inception. No funds have been invested since 1991. One of the general partners of the partnership is a company controlled by the brother of the Company's president. The Company participated on the same basis as the other limited partners. This transaction was approved by the disinterested members of the Board of Directors.

         Certain of the Company's directors and executive officers have participated, either individually or through entities which they control, in oil and gas prospects or properties in which the Company has an interest. These participations, which have been on a working interest basis, have been in prospects or properties originated or acquired by the Company. In some cases, the interests sold to affiliated and non-affiliated participants were sold on a promoted basis requiring these participants to pay a portion of the Company's costs. Each of the participations by directors and executive officers is believed to have been on terms no less favorable to the Company than it could have obtained from non-affiliated participants. Such participations create interests that may conflict with those of the Company. It is expected that joint participations with the Company will occur from time to time in the future. All participations by the officers and directors have and will continue to be approved by the disinterested members of the Board of Directors and are subject to standard industry operating agreements.

         At any point in time, there are receivables and payables with officers and directors that arise in the ordinary course of business as a result of result of participations in jointly held oil and gas properties. Amounts due to or from officers and directors resulting from billings of joint interest costs or receipts of production revenues on these properties are handled on terms pursuant to standard industry joint operating agreements which are no more or less favorable than these same transactions with unrelated parties. During 1999, Mr. Lockridge, a director of Prima, was billed $194,000 for his 60.8% working interest in recompletion costs for a well in which the Company is the operator. The amounts due were paid within 30 days of being invoiced. No other officer or director owed amounts in excess of $60,000 during 1999.

         In January 1999, the Company sold all of its interests in its Bonny Field wells, acreage and gathering system for approximately $26 million. The Company, Mr. Lockridge, a director of Prima, and an unrelated third party were working interest owners in the wells at the Bonny Field and joint venturers in Bonny Gathering Company, the joint venture that owned the gathering system. Mr. Lockridge sold his interest in the wells and the joint venture for approximately $19 million at the same time as the Company and the unrelated third party. Mr. Lockridge participated in the original development of the field in 1982 and in the construction and the renovation of the gathering system and continued as a working interest owner and joint venturer until the sale in January 1999.

                              SECTION 16 REPORTING

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) filings.

         Based solely on its review of copies of such forms received by the Company or written representations that no Form 5's were required for those persons, the Company believes that, during the year ended December 31, 1999, its officers, directors, and greater than 10% beneficial owners complied with all applicable filing requirements except as noted below.

         Mr. G. Walter Lunsford, an officer of Prima, failed to timely file one Form 4 reporting the sale of 2,300 shares of Common Stock. The Form 4 was due April 10, 1999 and was filed February 12, 2000. Mr. Robert G. James, an owner of more than 10% of the outstanding Common Stock of Prima, failed to timely file three Form 4's during the first quarter of 1999 reporting purchases of 21,825 shares of Common Stock and one Form 4 during the first quarter of 2000 reporting the sale of 22,000 shares of Common Stock. The Form 4's were all filed within 90 days of their due dates.


                     PROPOSED AMENDMENT TO ARTICLE V OF THE
               CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER
                      OF AUTHORIZED SHARES OF COMMON STOCK
                           (PROPOSAL 2 ON PROXY CARD)

         The Board of Directors has adopted a resolution to amend Article V of the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from twelve million (12,000,000) shares having a par value of $0.015 per share to eighteen million (18,000,000) shares with a par value of $0.015 per share and to submit the proposed amendment to a vote at this Meeting. Article V, as proposed to be amended, is set forth in its entirety as Exhibit "A" to this Proxy Statement, and the summary contained herein is qualified in its entirety by reference to Exhibit "A."

         Article V of the Company's Certificate of Incorporation currently provides for authorized Preferred Stock of two million (2,000,000) shares having a par value of $0.001 per share and Common Stock of twelve million (12,000,000) shares having a par value of $0.015 per share. As of March 15, 2000, 8,893,366 shares of Common Stock were issued, 738,750 were reserved for stock option grants and exercise of stock options pursuant to the 1993 Stock Incentive Plan and 150,000 were reserved for stock option grants and exercise of stock options pursuant to the Non-Employee Directors' Stock Option Plan, leaving 2,217,884 shares of Common Stock available for issuance. No shares of Preferred Stock have been issued.

         The Board of Directors of the Company believes that the increase in the number of authorized shares of Common Stock is in the best interests of the Company and its stockholders. The additional Common Stock will increase the number of authorized shares that are available for corporate purposes, including, for example, the declaration and payment of stock dividends to the Company's stockholders; stock splits; use in the financing of expansion or future acquisitions; issuance pursuant to the terms of stock option plans and other employee benefit plans, including the Company's existing stock option plans, as well as for use in other possible future transactions of a currently undetermined nature.

         Under Delaware law, the Board of Directors generally may issue authorized but unissued shares of Common Stock without stockholder approval. The Board of Directors does not currently intend to seek stockholder approval prior to any future issuance of additional shares of Common Stock except to the extent otherwise required by the Company's Certificate of Incorporation, by law or by the Nasdaq National Market or any securities exchange on which the Common Stock may be listed at the time. The authorization of additional shares of Common Stock will enable the Company, as the need may arise, to take timely advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with the holding of a special meeting of its stockholders or of waiting for the regularly scheduled Annual Meeting of Stockholders in order to increase the authorized capital. It is the belief of the Board of Directors that the delay necessary for stockholder approval of a specific issuance could be to the detriment of the Company and its stockholders. The Board of Directors does not intend to issue any shares of Common Stock except on terms which the Board deems to be in the best interest of the Company and its stockholders. Existing stockholders of the Company will have no pre-emptive rights to purchase any shares of Common Stock issued in the future. Depending on the terms thereof, the issuance of the shares of Common Stock may or may not have a dilutive effect on the Company's then existing stockholders. Other than the shares of Common Stock which may be issued pursuant to the Company's 1993 Stock Incentive Plan or Non-Employee Directors' Stock Option Plan, the Company currently has no plans, agreements or understandings to issue any shares of its authorized but unissued Common Stock.

         The additional shares of Common Stock to be authorized by adoption of the amendment would have identical rights to the currently outstanding shares of Common Stock of the Company. Adoption of the proposed amendment and issuance of the shares of Common Stock would not affect the rights of the holders of the currently outstanding Common Stock of the Company, except for the effects incidental to increasing the number of shares of the Company's Common Stock outstanding.

         Although the increase in authorized but unissued shares of Common Stock could, under certain circumstances, have the effect of deterring attempts to acquire control of the Company, the Company believes that the increase in the number of authorized shares is essential to the achievement of corporate objectives. The proposed amendment is not being presented as, nor is it part of, a plan to adopt a series of anti-takeover measures. The management of the Company is not presently aware of any pending or proposed takeover attempt.

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT TO ARTICLE V OF THE COMPANY'S CERTIFICATE OF INCORPORATION.


      PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS AUDITORS
                           (PROPOSAL 3 ON PROXY CARD)

         The independent certified public accounting firm of Deloitte & Touche LLP has been engaged by the Company to audit the accounts and financial statements of the Company annually for the periods from its inception, April 11, 1980 through December 31, 1999.

         Although ratification by stockholders of the appointment of Deloitte & Touche LLP is not required by Delaware corporate law or the Company's Certificate of Incorporation or Bylaws, management feels a decision of this nature should be made with the consideration of the Company's stockholders. If stockholder approval is not received, management will reconsider the appointment.

         It is expected that a representative of Deloitte & Touche LLP will be present at the Meeting and will be given the opportunity to make a statement if he so desires. It is also expected that the representative will be available to respond to appropriate questions from stockholders.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2000.


                                 OTHER BUSINESS

         The Board of Directors of the Company is not aware of any other matters that are to be presented at the Meeting, and it has not been advised that any other person will present any other matters for consideration at the Meeting. Nevertheless, if other matters should properly come before the Meeting, the stockholders present, or the person, if any, authorized by a valid Proxy to vote on their behalf, shall vote on such matters in accordance with their judgment.


                DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR
                ANNUAL MEETING SCHEDULED TO BE HELD IN MAY, 2001

         Any proposal by a stockholder to be presented at the Company's Annual Meeting of Stockholders scheduled to be held in May 2001, must be received at the offices of the Company, Suite 500, 1801 Broadway, Denver, Colorado 80202, no later than December 15, 2000 in order to be considered for inclusion in the Company's Proxy Statement and form of Proxy for that meeting.


              ANNUAL REPORTS AND CONSOLIDATED FINANCIAL STATEMENTS

         You are referred to the Company's annual report, including consolidated financial statements, for the year ended December 31, 1999, enclosed herein for your information. The annual report is not incorporated in this Proxy Statement and is not to be considered part of the soliciting material.


                                        BY ORDER OF THE BOARD OF DIRECTORS




                                        SANDRA J. IRLANDO
                                        Secretary

Denver, Colorado
April 20, 2000

                                   EXHIBIT "A"


                         PROPOSED AMENDMENT TO ARTICLE V
                       OF THE CERTIFICATE OF INCORPORATION
                           OF PRIMA ENERGY CORPORATION


                                    ARTICLE V

                            AUTHORIZED CAPITAL STOCK

The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, "Preferred Stock" and "Common Stock"; the total number of shares which the corporation shall have authority to issue is Twenty Million (20,000,000); the total number of shares of Preferred Stock shall be Two Million (2,000,000) and each such share shall have a par value of $.001; and the total number of authorized shares of Common Stock shall be Eighteen Million (18,000,000) and each such share shall have a par value of $.015.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, including without limitation the rights with respect to dividends, conversion rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

         PROXY
                          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Prima Energy Corporation  The undersigned hereby appoints Richard H. Lewis, Sandra J. Irlando and G. Walter Lunsford as Proxies, or
1801 Broadway, Suite 500  any one of them, each with the power to appoint his or her substitute, and hereby authorizes them to
Denver, Colorado 80202    represent and to vote, as directed below, all the shares of common stock of Prima Energy Corporation held of record by the undersigned on April 7, 2000, at the Annual Meeting of Stockholders to be held on May 18,
                          2000, or any adjournment thereof, hereby ratifying and confirming all that said Proxies may do or cause to be done by virtue thereof.

1.  ELECTION OF CLASS III DIRECTORS:

    / / FOR Richard H. Lewis, nominee as Class III Director     / / WITHHOLD AUTHORITY to vote for Richard H. Lewis, nominee as
                                                                    Class III Director.

    / / FOR Catherine B. James, nominee as Class III Director   / / WITHHOLD AUTHORITY to vote for Catherine B. James, nominee as
                                                                    Class III Director.

2. PROPOSED AMENDMENT TO ARTICLE V OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                / / FOR         / / AGAINST          / / ABSTAIN

3. PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF PRIMA ENERGY CORPORATION FOR FISCAL 2000.

                / / FOR         / / AGAINST          / / ABSTAIN

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES SET FORTH IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

Please sign exactly as name appears below.  When shares are held by joint tenants, both should sign.  When signing as attorney, as executor, administrator,
                                                                                                       trustee, or guardian, please
                                                                                                       give full title as such. If
                                                                                                       a corporation, please sign in
                                                                                                       full corporate name by
                                                                                                       President or other authorized
                                                                                                       officer.  If a partnership,
                                                                                                       please sign in partnership
                                                                                                       name by authorized person.

DATED                            2000
     ----------------------------


--------------------------------------    --------------------------------------
PLEASE MARK, SIGN, DATE AND RETURN          Signature
THE PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.

--------------------------------------    --------------------------------------
                                          Signature, if held jointly